Exhibit 99

INTERNET AMERICA REPORTS PRELIMINARY UNAUDITED OPERATING RESULTS FOR THE FISCAL QUARTER AND YEAR ENDING JUNE 30, 2010

HOUSTON, JULY 19, 2010 — Internet America, Inc. (OTCBB: GEEK) today announced preliminary unaudited operating results for the fiscal fourth quarter and the fiscal year ended June 30, 2010.  Total revenues for the fiscal year decreased by 4.6% to approximately $7,419,785, compared to total revenues of approximately $7,782,982 for the fiscal year ending June 30, 2009. Revenues for the fourth fiscal quarter ending June 30th of 2010 increased slightly to $1,873,796 compared to $1,866,740 for the fourth fiscal quarter ending June 30th of 2009.

Adjusted EBITDA (earnings before interest, taxes, stock based compensation, and depreciation and amortization)  for the fiscal year ending June 30, 2010 was approximately $158,000 compared to adjusted negative EBITDA of approximately ($387,000) in the fiscal year 2009. Adjusted EBITDA was approximately $239,000 in the fourth quarter of fiscal 2010 compared to adjusted negative EBITDA of approximately ($194,000) in the fourth quarter of last fiscal year.  Net loss and adjusted EBITDA were positively impacted in fiscal 2010 by continued reductions in costs associated with connectivity and operations and general and administrative expenses.  The Company expects to report final audited results around the end of September 2010 in connection with the filing of its annual report on Form 10-K with the Securities and Exchange Commission.

Billy Ladin, Chairman and CEO, said “We are pleased with our earnings progress over the last fiscal year and particularly the last quarter, and we believe that our EBITDA profitability will continue and possibly improve over the foreseeable future.  During the fourth fiscal quarter, we elevated three experienced managers to Vice Presidents, returned over 90% of the employees whose salaries had been reduced as part of the salary reduction plan that began in January to their full compensation levels, and turned our major focus to top line growth.  While we are now more focused on revenues, we do not intend to take our eyes off of our goal to improve profitability.”

Internet America is a leading Internet service provider serving the Texas market.  Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax-2-Email, VoIP, desktop video conferencing, online backup and storage solutions, and global roaming solutions.  Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at http://www.internetamerica.com.

In this press release, the Company refers to a non-GAAP financial measure called adjusted EBITDA because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds.  Management also believes that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies in the Company’s peer group. Adjusted EBITDA should not be considered an alternative to net income, as defined by GAAP.

This press release may contain forward-looking statements relating to future business expectations.  These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change, and actual results may differ materially as a result of a number of risk factors. These risks include, without limitation, that (1) we will not be able to increase our rural customer base at the expected rate, (2) we will not improve adjusted EBITDA, profitability or product margins, (3) we will not form additional partnerships with public entities seeking to participate in grant programs or those partnerships may not be successful, (4) we will not expand our coverage in public-private partnerships with state or local governments, utility providers, or other entities, (5) Internet revenue in high-speed broadband will continue to increase at a slower pace than the decrease in other Internet services resulting in greater operating losses in future periods,  (6) financing will not be available to us if and as needed, (7) we will not be competitive with existing or new competitors, (8) we will not keep up with industry pricing or technological developments impacting the Internet, (9) we will be adversely affected by dependence on network infrastructure, telecommunications providers and other vendors or by regulatory changes, (10) service interruptions or impediments could harm our business, (11) we may be accused of infringing upon the  intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future, (12) government regulations could force us to change our business practices, (13) we may be unable to hire and retain qualified personnel, including our key executive officers, (14) future acquisitions of wireless broadband Internet customers and infrastructure may not be available on attractive terms, and if available we may not successfully integrate those acquisitions into our operations, (15) provisions in our certificate of incorporation, bylaws and shareholder rights plan could limit our share price and delay a change of management, and (16) our stock price has been volatile historically and may continue to be volatile. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in our other publicly filed reports and documents.